EXHIBIT 5.1
Winstead Sechrest & Minick P.C.
401 Congress Avenue
Suite 2100
Austin, Texas 78701
Ph. (512) 370-2800 Fax (512) 370-2850
October 18, 2005
Encore Medical Corporation
9800 Metric Boulevard
Austin, Texas 78756
     Re: Encore Medical Corporation Common Stock
Ladies and Gentlemen:
     We have examined the accompanying Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission. The Registration Statement covers the offer and sale of shares of common stock, par value $.001 per share (the “Shares”), of Encore Medical Corporation to be issued by Encore Medical Corporation upon the exercise of outstanding options granted to certain employees of Empi, Inc., a wholly owned subsidiary of Encore Medical Corporation. We have examined the form of the agreements setting forth the terms of the respective options (the “Individual Option Agreements”). We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.
     Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Individual Option Agreements, will be legally issued, fully paid and nonassessable in accordance with the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.
     Consent is hereby given for the inclusion of this opinion as part of the referenced Registration Statement.

Very truly yours,

/s/ WINSTEAD SECHREST & MINICK P.C.

Winstead Sechrest & Minick P.C.